<Stamp of the
                                                             Secretary of
                                                             State of Utah
                                                             Received
                                                             JUN 9 1961>


                    CERTIFICATE OF AMENDMENTS

STATE OF UTAH          )
                       )ss
County of Salt Lake    )

MAURICE MORTON AND MURRAY WILLIAMS, President and Secretary respectively of the Garden & Lawn Equipment Corporation, a corporation organized and existing under the laws of the State of Utah, do hereby certify that said corporation at a special meeting of the stockholders thereof held in Salt Lake City, Utah, on the 8 day of May 1961, amended its Articles of Incorporation so that hereafter Article IV, and Article V , and Article VIII, shall read as follows:

ARTICLE IV

This corporation shall exist in Perpetuity unless dissolved or duly unincorporated pursuant to the laws of Utah.

ARTICLE V

  Paragraph 2. To engage in any other business or activity for profit which is permitted to a corporation by law, provided that the Board of Directors shall by resolution specify such business, businesses, activity or activities, and should special licenses or permits be required, such licenses or permits shall be secured prior to commencement of such business or activities.

ARTICLE VIII

This corporation is authorized to issue only one class of shares of stock; the total number of such shares is 22,000, with which total number it shall commence business and all of such shares are to be without par value.

We further certify that all of the stock entitled to vote was represented at said meeting and voted in favor of said amendments.


                                                /s/ Maurice Morton
                                                    President

                                                /s/ Murray Williams
                                                    Secretary

STATE OF UTAH        )
                     )ss
County of Salt Lake  )

On the 8th day of May, 1956, personally appeared before me MAURICE MORTON and MURRAY WILLIAMS, the signers of the foregoing certificate of amendments, known to me to be the President and Secretary of Garden and Lawn Equipment company, who duly acknowledged to me that they executed said Certificate of Amendment.

  Subscribed and sworn to before me this 8th day of May, 1961.

                                                  /s/ Robert Ryberg
My Commission Expires 11-2-62
                                                  Notary Public, residing
                                                  at Salt Lake City, Utah